Exhibit 99.1

Whole Earth Brands Reports Second Quarter 2022 Results and

Reaffirms Full Year Guidance

8.5% constant currency revenue growth, supported by strong performance across both segments with price actions and volume gains

Chicago, Illinois – August 9, 2022 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced its financial results for its second quarter ended June 30, 2022. The Company also reaffirmed fiscal year 2022 guidance.

Second Quarter Highlights

•	Reported consolidated revenue growth of 5.5%, or 8.5% on a constant currency basis

•	Branded CPG constant currency revenue growth of 8.1% compared to 2021

•	Flavors & Ingredients constant currency revenue growth of 9.9% compared to 2021

•	Operating income of $7.7 million and adjusted EBITDA of $19.7 million

Albert Manzone, Chief Executive Officer, commented, “I’m pleased to report that our North American Supply Chain Reinvention Project allowed us to improve customer service levels and meet demand, which supported 8.1% constant currency revenue growth for the Branded CPG segment during the second quarter. Our Wholesome Sweetener business continues to perform strongly, which helped drive an approximate two percent increase in volumes at our Branded CPG segment excluding the impact of our SKU rationalization initiative. Additionally, segment revenue growth was further supported by price actions that were instituted in response to inflationary forces. Our Flavors & Ingredients segment continues to carry strong momentum, generating nearly 10% constant currency revenue growth during the second quarter. This growth was driven by both volume and price as our concerted efforts to drive use in new markets and categories continues to drive results. Together, the business generated adjusted EBITDA that was consistent with our plan and made possible by our team’s hard work amid this challenging operating environment. As we look ahead to the second half of the year, we are excited about our planned innovations in baking, monk fruit and allulose that are coming to market which will be supported by distribution gains.”

Irwin D. Simon, Executive Chairman, stated, “Our organization is doing a terrific job navigating this dynamic macroeconomic environment.  We have taken price measures, as well as focused inward on productivity opportunities and cost control to ensure our business remains nimble.  We continue to have great conviction on the quality of our portfolio and the exciting opportunity that lies ahead to create category leadership and drive growth.”

SECOND QUARTER 2022 RESULTS

•	Consolidated product revenues were $133.5 million, an increase of 5.5% on a reported basis and 8.5% on a constant currency basis, as compared to the prior year second quarter. The increase was driven by a combination of increased volume and pricing actions. A stronger US dollar reduced reported consolidated product revenues by approximately $3.7 million, or 2.9%, versus the prior year quarter.

•	Reported gross profit was $37.3 million, compared to $41.4 million in the prior year second quarter. The decrease was largely driven by cost inflation and costs associated with the supply chain reinvention project, partially offset by pricing actions and a $1.0 million favorable change in non-cash purchase accounting adjustments related to inventory revaluations. Adjusted gross profit of $42.6 million was essentially flat with the prior year period.

•	Gross profit margin was 27.9% in the second quarter of 2022, compared to 32.7% in the prior year period. Adjusted gross profit margin was 31.9%, down from 34.0%. The decrease in adjusted gross profit margin is primarily the result of price increases being essentially offset by cost inflation.

•	Consolidated operating income was $7.7 million compared to operating income of $6.0 million in the prior year second quarter and consolidated net income was $1.3 million in the second quarter of 2022 compared to $3.7 million in the prior year period.

•	Consolidated Adjusted EBITDA was $19.7 million compared to $22.0 million in the prior year quarter. The decrease was primarily due to an unfavorable foreign currency impact of $1.2 million due to the strengthening US dollar and $0.5 million of higher bonus expense as a portion of the prior year bonus program was settled in stock compared to an all cash bonus program in the current year.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues increased $5.0 million, or 5.0%, to $104.1 million for the second quarter of 2022, compared to $99.1 million for the same period in the prior year, primarily due to higher pricing, partially offset by the impact of unfavorable foreign currency exchange rates. On a constant currency basis, segment product revenues increased 8.1% compared to the prior year driven primarily by pricing actions implemented during the quarter. Overall, volume was flat due to the discontinuance of certain private label SKUs at the beginning of the year. Excluding the impact of this SKU rationalization, Branded CPG volume increased 1.6% versus the prior year quarter.

Operating income was $5.6 million in the second quarter of 2022 compared to $10.3 million for the same period in the prior year. The decrease was driven by costs associated with the Company’s supply chain reinvention project, the impact of cost inflation, and an unfavorable impact from a stronger US dollar, partially offset by revenue growth. The Company’s supply chain reinvention project is expected to improve efficiencies, help offset inflationary pressures and improve competitiveness in the marketplace over the longer term.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 7.4% to $29.4 million for the second quarter of 2022, compared to $27.4 million for the same period in the prior year. On a constant currency basis, segment product revenues increased 9.9% compared to the prior year primarily due to strong volume growth of 5.8% driven by growth in licorice extracts and pure derivatives resulting from the Company’s commercial expansion and innovation efforts and 4.1% growth from pricing actions.

Operating income was $9.0 million in the second quarter of 2022, compared to $3.7 million in the prior year period primarily due to revenue growth, improved efficiencies following the footprint optimization initiative completed in the first half of 2021, and a $2.8 million decrease in restructuring and other expenses included in the prior year results that did not re-occur in 2022.

Corporate

Corporate expenses for the second quarter of 2022 were $6.9 million, compared to $8.0 million of expenses in the prior year period. The decrease is primarily due to lower M&A transaction and public company readiness costs.

YEAR-TO-DATE 2022 HIGHLIGHTS

The Company’s reported consolidated financials reflect the completed acquisition of Wholesome on February 5, 2021 from that date. Proforma comparisons include the impact of this acquisition for both the current and prior year periods.

•	Consolidated product revenues were $264.1 million, an increase of 13.7% on a reported basis, as compared to the six months ended June 30, 2021. On a proforma basis, organic constant currency product revenue increased 6.7% compared to the prior year period.

•	Consolidated operating income was $14.8 million compared to $2.9 million in the prior year period.

•	Consolidated Adjusted EBITDA decreased $2.0 million, or 5.1%, to $37.5 million primarily due to $1.7 million of unfavorable foreign currency.

Balance Sheet

As of June 30, 2022, the Company had cash and cash equivalents of $27.6 million and $432.3 million of long-term debt, net of unamortized debt issuance costs. During the quarter, the Company amended its credit agreement to increase the revolving credit facility from $75 million to $125 million providing additional liquidity.

The Company increased its borrowings under the revolving credit facility in 2022 to fund a portion of the Wholesome earnout payment in the first quarter and increased inventory levels in the second quarter associated with the seasonal nature of the Wholesome business, a portion of which is expected to reverse in the second half of the year. Inventory balances were also influenced by strategic timing, to protect against price increases and shortages. At June 30, 2022, there was $75 million drawn on the revolving credit facility.

Outlook

The Company is reiterating its outlook for full year 2022, which includes Wholesome for the full year. The outlook includes expectations for growth on a proforma organic basis. The Company defines proforma organic growth to be as if the Company owned Wholesome for the full year 2021. The Company’s 2022 outlook is as follows:

•	Net Product Revenues: $530 million to $545 million (representing reported growth of 7% to 10%, and proforma organic growth of 3% to 6%)

•	Adjusted EBITDA: $84 million to $87 million

•	Capital Expenditures: Approximately $10 million

Outlook is provided in the context of greater than usual volatility as a result of current geo-political events, the on-going COVID-19 pandemic, inflationary environment and the strengthening U.S. dollar.

Conference Call Details

The Company will host a conference call and webcast to review its second quarter results today, August 9, 2022 at 8:30 am ET. The conference call can be accessed live over the phone by dialing (877) 704-4453 or for international callers by dialing (201) 389-0920. A replay of the call will be available until August 23, 2022 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13731021.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company’s Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon and Manzone, and our 2022 guidance. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to achieve the anticipated benefits of the integration of Wholesome and Swerve in a timely manner or at all; the ongoing conflict in Ukraine and related economic disruptions and new governmental regulations on our business, including but not limited to the potential impact on our sales, operations and supply chain; adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability in certain countries, that could affect our global markets and the potential adverse economic impact and related uncertainty caused by these items; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain; and the Company’s ability to offset rising costs through pricing and productivity effectively.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

KWT Global

Larry Larsen

312-497-0655

llarsen@kwtglobal.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction-related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with productivity initiatives, public company readiness, M&A transaction expenses, supply chain reinvention costs and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our prior period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses that were paid for by the seller of the businesses acquired by the Company on June 25, 2020. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses after the business combination on June 25, 2020. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Supply chain reinvention: To measure operating performance, we exclude certain one-time and other costs associated with reorganizing our North America Branded CPG operations and facilities in connection with our supply chain reinvention program, which will drive long-term productivity and cost savings. These costs include incremental expenses such as hiring, training and other temporary costs primarily related to taking control over production that was previously outsourced to a contract manufacturer. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are not operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted. These items include, but are not limited to, stock-based compensation expense and acquisition-related charges. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long-term incentives and other items adjusted by management to better understand our financial results.

Whole Earth Brands, Inc.

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$27,621	$28,296
Accounts receivable (net of allowances of $1,383 and $1,285, respectively)	72,112	69,590
Inventories	228,074	212,930
Prepaid expenses and other current assets	10,356	7,585
Total current assets	338,163	318,401

Property, Plant and Equipment, net	57,087	58,503

Other Assets
Operating lease right-of-use assets	23,365	26,444
Goodwill	237,238	242,661
Other intangible assets, net	253,484	266,939
Deferred tax assets, net	2,006	1,993
Other assets	9,335	7,638
Total Assets	$920,678	$922,579

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$57,624	$55,182
Accrued expenses and other current liabilities	24,498	30,733
Contingent consideration payable	—	54,113
Current portion of operating lease liabilities	8,308	7,950
Current portion of long-term debt	3,750	3,750
Total current liabilities	94,180	151,728
Non-Current Liabilities
Long-term debt	432,314	383,484
Warrant liabilities	394	2,053
Deferred tax liabilities, net	32,190	35,090
Operating lease liabilities, less current portion	18,652	22,575
Other liabilities	13,604	13,778
Total Liabilities	591,334	608,708
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 41,973,680 and 38,871,646 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	359,095	330,616
Accumulated deficit	(22,384)	(26,436)
Accumulated other comprehensive income (loss)	(7,371)	9,687
Total stockholders’ equity	329,344	313,871
Total Liabilities and Stockholders’ Equity	$920,678	$922,579

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Operations

(In thousands of dollars, except for share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Product revenues, net	$133,503	$126,493	$264,095	$232,318
Cost of goods sold	96,189	85,138	187,223	155,312
Gross profit	37,314	41,355	76,872	77,006

Selling, general and administrative expenses	24,960	27,828	52,748	60,735
Amortization of intangible assets	4,664	4,706	9,369	8,857
Restructuring and other expenses	—	2,846	—	4,503

Operating income	7,690	5,975	14,755	2,911

Change in fair value of warrant liabilities	193	(241)	1,054	(2,603)
Interest expense, net	(6,428)	(6,396)	(12,460)	(11,474)
Loss on extinguishment and debt transaction costs	—	—	—	(5,513)
Other income, net	697	190	2,653	500
Income (loss) before income taxes	2,152	(472)	6,002	(16,179)
Provision (benefit) for income taxes	826	(4,167)	1,950	(7,849)
Net income (loss)	$1,326	$3,695	$4,052	$(8,330)

Net earnings (loss) per share:
Basic	$0.03	$0.10	$0.10	$(0.22)
Diluted	$0.03	$0.09	$0.10	$(0.22)

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	Six Months Ended
	June 30, 2022	June 30, 2021
Operating activities
Net income (loss)	$4,052	$(8,330)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	3,214	4,464
Depreciation	2,916	2,120
Amortization of intangible assets	9,369	8,857
Deferred income taxes	(1,857)	808
Amortization of inventory fair value adjustments	(2,537)	1,727
Non-cash loss on extinguishment of debt	—	4,435
Change in fair value of warrant liabilities	(1,054)	2,603
Changes in current assets and liabilities:
Accounts receivable	(4,785)	(4,891)
Inventories	(16,800)	(8,142)
Prepaid expenses and other current assets	(1,017)	762
Accounts payable, accrued liabilities and income taxes	(1,741)	(14,895)
Other, net	(1,783)	1,028
Net cash used in operating activities	(12,023)	(9,454)

Investing activities
Capital expenditures	(4,440)	(4,624)
Acquisitions, net of cash acquired	—	(186,601)
Proceeds from the sale of fixed assets	50	4,257
Net cash used in investing activities	(4,390)	(186,968)

Financing activities
Proceeds from revolving credit facility	50,000	25,000
Repayments of revolving credit facility	—	(47,855)
Long-term borrowings	—	375,000
Repayments of long-term borrowings	(1,875)	(137,438)
Debt issuance costs	(672)	(11,589)
Payment of contingent consideration	(29,108)	—
Tax withholdings related to net share settlements of stock awards	(862)	—
Net cash provided by financing activities	17,483	203,118

Effect of exchange rate changes on cash and cash equivalents	(1,745)	460
Net change in cash and cash equivalents	(675)	7,156
Cash and cash equivalents, beginning of period	28,296	16,898
Cash and cash equivalents, end of period	$27,621	$24,054

Supplemental disclosure of cash flow information
Interest paid	$11,511	$10,037
Taxes paid, net of refunds	$5,757	$4,364
Supplemental disclosure of non-cash investing
Non-cash capital expenditures	$—	$3,554

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Product revenues, net	$133,503	$126,493	$264,095	$232,318
Net income (loss)	$1,326	$3,695	$4,052	$(8,330)
Provision (benefit) for income taxes	826	(4,167)	1,950	(7,849)
Other income, net	(697)	(190)	(2,653)	(500)
Loss on extinguishment and debt transaction costs	-	-	-	5,513
Interest expense, net	6,428	6,396	12,460	11,474
Change in fair value of warrant liabilities	(193)	241	(1,054)	2,603
Operating income	7,690	5,975	14,755	2,911
Depreciation	1,456	1,150	2,916	2,120
Amortization of intangible assets	4,664	4,706	9,369	8,857
Purchase accounting adjustments	(938)	107	(2,537)	1,726
Transaction related expenses	-	204	-	415
Long term incentive plan	1,564	2,925	3,214	5,017
Severance and related expenses	33	-	264	-
Non-cash pension expense	10	-	20	-
Public company readiness	-	1,349	-	1,803
Restructuring	-	2,846	-	4,503
M&A transaction expenses	43	1,469	693	9,941
Supply chain reinvention	4,625	589	7,980	691
Other items	553	675	790	1,463
Adjusted EBITDA	$19,701	$21,995	$37,464	$39,447

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

	Three Months Ended June 30,
			$ change			% change
Product revenues, net	2022	2021	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$104,073	$99,095	$4,978	$8,032	$(3,054)	5.0%	8.1%	-3.1%
Flavors & Ingredients	29,430	27,398	2,032	2,705	(673)	7.4%	9.9%	-2.5%
Combined	$133,503	$126,493	$7,010	$10,736	$(3,726)	5.5%	8.5%	-2.9%

Proforma Organic(1)
Branded CPG	$104,073	$99,095	$4,978	$8,032	$(3,054)	5.0%	8.1%	-3.1%
Flavors & Ingredients	29,430	27,398	2,032	2,705	(673)	7.4%	9.9%	-2.5%
Combined	$133,503	$126,493	$7,010	$10,736	$(3,726)	5.5%	8.5%	-2.9%

	Six Months Ended June 30,
			$ change			% change
Product revenues, net	2022	2021	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$207,834	$180,892	$26,942	$31,757	$(4,815)	14.9%	17.6%	-2.7%
Flavors & Ingredients	56,261	51,426	4,835	5,664	(829)	9.4%	11.0%	-1.6%
Combined	$264,095	$232,318	$31,777	$37,421	$(5,644)	13.7%	16.1%	-2.4%

Proforma Organic(1)
Branded CPG	$207,834	$201,266	$6,568	$11,383	$(4,815)	3.3%	5.7%	-2.4%
Flavors & Ingredients	56,261	51,426	4,835	5,664	(829)	9.4%	11.0%	-1.6%
Combined	$264,095	$252,692	$11,403	$17,047	$(5,644)	4.5%	6.7%	-2.2%

(1)	Product revenues, net shown on a like for like basis, including the impact of both acquisitions for all periods in both the current and prior year periods.
(2)	The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

	Three Months Ended June 30, 2022				Three Months Ended June 30, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 133,503	$ -	$ -	$ 133,503	$ 126,493	$ -	$ -	$ 126,493	$ 7,010	5.5%
Cost of goods sold	96,189	(1,561)	(3,765)	90,863	85,138	(938)	(726)	83,474	7,389	8.9%
Gross profit	37,314	1,561	3,765	42,640	41,355	938	726	43,019	(379)	(0.9%)
Gross profit margin %	27.9%			31.9%	32.7%			34.0%		(2.1%)
Selling, general and administrative expenses	24,960	(1,818)	(203)	22,939	27,828	(4,572)	(2,232)	21,024	1,915	9.1%
Amortization of intangible assets	4,664	(4,664)	-	-	4,706	(4,706)	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	2,846	-	(2,846)	-	-	-
Operating income	$ 7,690	$ 8,043	$ 3,968	$ 19,701	$ 5,975	$ 10,216	$ 5,804	$ 21,995	$ (2,295)	(10.4%)
Operating margin %	5.8%			14.8%	4.7%			17.4%		(2.6%)

	Six Months Ended June 30, 2022				Six Months Ended June 30, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 264,095	$ -	$ -	$ 264,095	$ 232,318	$ -	$ -	$ 232,318	$ 31,777	13.7%
Cost of goods sold	187,223	(1,497)	(7,119)	178,606	155,312	(3,773)	(1,282)	150,257	28,350	18.9%
Gross profit	76,872	1,497	7,119	85,489	77,006	3,773	1,282	82,061	3,427	4.2%
Gross profit margin %	29.1%			32.4%	33.1%			35.3%		(3.0%)
Selling, general and administrative expenses	52,748	(3,639)	(1,084)	48,025	60,735	(6,515)	(11,606)	42,614	5,411	12.7%
Amortization of intangible assets	9,369	(9,369)	-	-	8,857	(8,857)	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	4,503	(358)	(4,145)	-	-	-
Operating income	$ 14,755	$ 14,505	$ 8,203	$ 37,464	$ 2,911	$ 19,503	$ 17,033	$ 39,447	$ (1,984)	(5.0%)
Operating margin %	5.6%			14.2%	1.3%			17.0%		(2.8%)

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

	Three Months Ended June 30, 2022					Three Months Ended June 30, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income
Depreciation	$ 1,295	$ 161	$ -	$ -	$ 1,456	$ 1,090	$ 60	$ -	$ -	$ 1,150
Amortization of intangible assets	-	-	4,664	-	4,664	-	-	4,706	-	4,706
Restructuring	-	-	-	-	-	-	-	-	-	-
Non-cash pension expense	-	10	-	-	10	-	-	-	-	-
Long term incentive plan	153	1,411	-	-	1,564	(347)	3,272	-	-	2,925
Purchase accounting costs	(938)	-	-	-	(938)	107	-	-	-	107
Supply chain reinvention	772	-	-	-	772	-	-	-	-	-
Other items	279	236	-	-	515	88	1,240	-	-	1,328
Total non-cash adjustments	$ 1,561	$ 1,818	$ 4,664	$ -	$ 8,043	$ 938	$ 4,572	$ 4,706	$ -	$ 10,216
Cash adjustments
Restructuring	-	-	-	-	-	-	-	-	2,846	2,846
Long term incentive plan	-	-	-	-	-	-	-	-	-	-
Transaction related expenses	-	-	-	-	-	-	204	-	-	204
Severance and related expenses	-	33	-	-	33	-	-	-	-	-
Public company readiness	-	-	-	-	-	-	1,349	-	-	1,349
M&A transaction expenses	-	43	-	-	43	-	1,469	-	-	1,469
Supply chain reinvention	3,765	88	-	-	3,853	589	-	-	-	589
Other items	-	39	-	-	39	137	(790)	-	-	(653)
Total cash adjustments	$ 3,765	$ 203	$ -	$ -	$ 3,968	$ 726	$ 2,232	$ -	$ 2,846	$ 5,804
Total adjustments	$ 5,326	$ 2,021	$ 4,664	$ -	$ 12,011	$ 1,664	$ 6,804	$ 4,706	$ 2,846	$ 16,020

	Six Months Ended June 30, 2022					Six Months Ended June 30, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income
Depreciation	$ 2,489	$ 427	$ -	$ -	$ 2,916	$ 2,060	$ 60	$ -	$ -	$ 2,120
Amortization of intangible assets	-	-	9,369	-	9,369	-	-	8,857	-	8,857
Restructuring	-	-	-	-	-	-	-	-	358	358
Non-cash pension expense	-	20	-	-	20	-	-	-	-	-
Long term incentive plan	284	2,930	-	-	3,214	(101)	5,215	-	-	5,114
Purchase accounting costs	(2,537)	-	-	-	(2,537)	1,726	-	-	-	1,726
Supply chain reinvention	772	-	-	-	772	-	-	-	-	-
Other items	489	262	-	-	751	88	1,240	-	-	1,328
Total non-cash adjustments	$ 1,497	$ 3,639	$ 9,369	$ -	$ 14,505	$ 3,773	$ 6,515	$ 8,857	$ 358	$ 19,503
Cash adjustments
Restructuring	-	-	-	-	-	-	-	-	4,145	4,145
Long term incentive plan	-	-	-	-	-	(22)	(75)	-	-	(97)
Transaction related expenses	-	-	-	-	-	-	415	-	-	415
Severance and related expenses	-	264	-	-	264	-	-	-	-	-
Public company readiness	-	-	-	-	-	-	1,803	-	-	1,803
M&A transaction expenses	-	693	-	-	693	-	9,941	-	-	9,941
Supply chain reinvention	7,119	88	-	-	7,208	691	-	-	-	691
Other items	-	39	-	-	39	613	(477)	-	-	135
Total cash adjustments	$ 7,119	$ 1,084	$ -	$ -	$ 8,203	$ 1,282	$ 11,606	$ -	$ 4,145	$ 17,033
Total adjustments	$ 8,617	$ 4,723	$ 9,369	$ -	$ 22,709	$ 5,055	$ 18,121	$ 8,857	$ 4,503	$ 36,536

Non-cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are non-cash in nature.

Cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are one-off, non-recurring in nature, but have been or will be settled in cash.